Emerald Oil, Inc. Sales by Officers and Directors for Tax Purposes

Denver, CO – January 16, 2013 – Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announces that on January 16, 2013, certain executive officers and directors of the Company sold an aggregate of 396,507 common shares under planned trading programs pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, which were entered into on November 30, 2012 and disclosed in an 8-K on December 10, 2012.

Each of the members of management and non-employee directors has indicated to the Company that the sole purpose for entering into such plans was for tax planning. Accordingly, all proceeds associated with sales of the securities noted above will be utilized to pay federal and state taxes associated with the vesting of certain equity incentive awards. All of the 10b5-1 plans are operative through 2013 and terminate on December 31, 2013.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 47,000 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Following a pending transaction to sell approximately 31,000 net acres in the Sand Wash Basin in southwest Wyoming, Emerald will hold approximately 14,000 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and hold approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com